SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A-3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FSI INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	41-1223238

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3455 Lyman Boulevard Chaska, Minnesota	55318

(Address of principal executive offices)	(Zip Code)

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective and is effective pursuant to General Instruction A.(c), check the following box. ☐

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑

     Securities Act registration statement file number to which this form relates (if applicable): N/A

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE
Fourth Amendment to Share Rights Agreement

     This Form 8-A/A-3 amends and supplements the Form 8-A filed by FSI International, Inc. (“FSI”) with the Securities and Exchange Commission (the “SEC”) on June 5, 1997, as amended by Form 8-A/A-1 filed by FSI with the SEC on April 16, 1998 and by Form 8-A/A-2 filed by FSI with the SEC on April 9, 2002, with respect to the Preferred Share Purchase Rights.

Item 1. Description of Registrant’s Securities to be Registered.

     Effective January 12, 2005, FSI amended its Share Rights Agreement, dated as of May 22, 1997, as amended on March 26, 1998, March 9, 2000 and April 3, 2002, by and between FSI and Computershare Investor Services, as Rights Agent (the “Rights Agreement”), to (a) eliminate the concept of a “Continuing Director” (as defined in the Rights Agreement); (b) eliminate certain provisions relating to certain required approvals by the “Continuing Directors;” (c) eliminate the concept of the “Whitman Funds” (as defined in the Rights Agreement); and (d) make certain related modifications.

     The foregoing summary of the amendment is not complete and is qualified in its entirety by reference to the Fourth Amendment to the Share Rights Agreement, a copy of which is attached as an exhibit hereto and is incorporated herein by reference.

Item 2. Exhibits.

1.	Fourth Amendment to Share Rights Agreement, dated as of January 12, 2005, by and between FSI and Computershare Investor Services, as Rights Agent. (filed herewith)

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SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FSI INTERNATIONAL, INC.
Dated: January 13, 2005	By:	/s/Patricia M. Hollister
Patricia M. Hollister
Its: Chief Financial Officer

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